Exhibit 23.2
Consent of KPMG

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
eVision USA.Com, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of eVision USA.Com, Inc. of our report dated December 30, 1998, relating to the consolidated balance sheet of eVision USA.Com, Inc. and subsidiaries as of September 30, 1998, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended September 30, 1998, which report appears in the September 30, 1999, annual report on Form 10-K of eVision USA.Com, Inc.

                                                                                                                                                                   KPMG LLP

Denver, Colorado
November 8, 2000